UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2016

GLOBAL EQUITY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54557	27-3986073
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

X3 Jumeirah Bay, Office 3305, Jumeirah Lake Towers

Dubai, UAE

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: + (971) 42 767 576 / + (1) 321 200 0142

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 8.01 OTHER EVENTS

Shareholders update.

Significant growth and expansion of our “Human Resources” division, Kingsman James.

Our human resources division, “Kingsman James” has been hard at work since we started this division of our business in August 2015. Kingsman James has gone from strength to strength, building relationships in key markets and across new industries, attracting a wide and varied quality client base ahead of time.

Kingsman James is currently head-hunting for various significant (brand names) Middle East Real Estate development corporations on an exclusive basis. Our mandate includes placing highly confidential appointments into strategic positions within these corporations.

Also, Kingsman James has been appointed as lead “head-hunter” for key management and professionals required for the creation and construction of a new city within Dubai; a city that will be a new global hub for trading across the world. When this new city is complete it will be approximately the size of Washington D.C. The fact that Kingsman James to has been chosen as the lead “head-hunter” for the recruitment for this entire project is a massive achievement.

In addition, our HR division has substantially broken through into new markets such as hospitality & manufacturing. In the hospitality sector, we are now a preferred partner for various global hotel chains operating across the Middle East and we are also working with new a start-up restaurant brand in Dubai and Abu Dhabi to recruit senior operational staff and management that will be key to in the success of these establishments. In Manufacturing, we have been awarded an exclusive mandate to recruit top managerial positions in three different locations in Dubai and the MENA Region. This particular client is an industry leader in “material handling” and “storage solutions” through smart technology. This particular mandate will allow Kingsman James to extend its global reach into Europe, Asia and Australia.

Kingsman James is currently working on mandates amounting more than $750,000 of placement fees, with the first $114,000 expected to be invoiced in the coming weeks which will make this division of our company revenue positive and profitable within the first quarter of 2016.

It is also important to note that due to the massive influx of new business, our HR division is currently looking to employ at least three new members of staff over the coming months.

Finally, note that we are not in a position to disclose the names of our clients due to signed non-disclosure agreements. Revenues from this division of our business will be stated as a separate line item on our future financial statements.

James Payne, managing director of Kingsman James, said, “We are extremely happy with our progress to date due to the fact that we are way ahead of our initial targets. The first five months since inception of Global Equity’s HR division were extremely tough, but we have continued to learn and be reactive to the market. Our focus for 2015 was simply to lay the “building blocks” of Kingsman James and its business model whilst continuing to grow our brand and client base. Our market presence has now been firmly acknowledged and we anticipate massive growth and excellent cash flows in 2016 and beyond.”

Peter Smith, CEO of Global Equity International Inc. said, “To witness James and his support team push through and start the expansion plans earlier than expected is a great testament to his professionalism and also to the growth potential our HR division. The head-hunting business is very much complimentary to our core business but, at the same time, can also stand on its own two feet. We expect revenues from this division to be significant and much higher than we originally projected adding core value to our business and another income stream.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2016

GLOBAL EQUITY INTERNATIONAL, INC.

By:	/s/ Peter J. Smith
Peter J. Smith
Chief Executive Officer